UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2014 (September 23, 2014)

L.B. Foster Company

(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Holiday Drive, Pittsburgh, Pennsylvania	15220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code         (412) 928-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 23, 2014, L.B. Foster (“the Company”), its domestic subsidiaries, and certain of its Canadian subsidiaries entered into an amended and restated $200,000,000 Revolving Credit Facility Credit Agreement (“Amended Credit Agreement”) with PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and Citizens Bank of Pennsylvania. This Amended Credit Agreement modifies the prior revolving credit facility which had a maximum credit line of $125,000,000. The Amended Credit Agreement provides for a five-year, unsecured revolving credit facility that permits borrowing up to $200,000,000 for the U.S. borrowers and a sublimit of the equivalent of $25,000,000 U.S. dollars that is available to the Canadian borrowers. The Amended Credit Agreement also modifies the accordian feature in the prior revolving credit facility which permitted a maximum increase of $50,000,000. The Amended Credit Agreement’s accordion feature permits the Company to increase the available revolving borrowings under the facility by up to an additional $100,000,000 subject to the Company’s receipt of increased commitments from existing lenders or new commitments from new lenders and to certain conditions being satisfied. The Amended Credit Agreement also increases the sublimit for the issuance of trade and standby letters of credit from $20,000,000 to $30,000,000.

Borrowings under the Amended Credit Agreement will bear interest at rates based upon either the base rate or Euro-rate plus applicable margins. Applicable margins are dictated by the ratio of the Company’s indebtedness less cash on hand to the Company’s consolidated EBITDA, as defined in the underlying Amended Credit Agreement. The base rate is the highest of (a) PNC Bank’s prime rate, (b) the Federal Funds Rate plus 0.50% or (c) the daily Euro-rate (as defined in the Amended Credit Agreement) plus 1.00%. The base rate and Euro-rate spreads range from 0.00% to 1.00% and 1.00% to 2.00%, respectively.

The Amended Credit Agreement includes two financial covenants: (a) Leverage Ratio, defined as the Company’s Indebtedness less cash on hand divided by the Company’s consolidated EBITDA, which must not exceed 3.25 to 1.00 and (b) Minimum Interest Coverage, defined as consolidated EBITDA less Capital Expenditures divided by consolidated interest expense, which must be no less than 3.00 to 1.00.

The Amended Credit Agreement permits the Company to pay dividends, distributions and make redemptions with respect to its stock provided no event of default or potential default (as defined in the Amended Credit Agreement) has occurred prior to or after giving effect to the dividend, distribution, or redemption. Dividends, distributions, and redemptions are capped at $25,000,000 per year when funds are drawn on the facility. If no drawings on the facility exist, dividends, distributions, and redemptions in excess of $25,000,000 per year are subjected to a limitation of $75,000,000 in the aggregate. The $75,000,000 aggregate limitation also permits certain loans, investments, and acquisitions.

Other restrictions exist at all times including, but not limited to, limitation of the Company’s sale of assets, other indebtedness incurred by either the borrowers or the non-borrower subsidiaries of the Company, guarantees, and liens.

The descriptions set forth above are not complete and are subject to and qualified in their entirety by reference to the complete text of the Amended Credit Agreement, a copy of which are filed herewith as an exhibit and the terms of which are incorporated by reference.

The Amended Credit Agreement is being filed herewith solely to provide investors and security holders with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company or any of its subsidiaries or affiliates. The representations, warranties and covenants contained in the Amended Credit Agreement are made solely for purposes of those agreements and are made as of specific dates; are solely for the benefit of the parties thereto; may be made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Investors and security holders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amended Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.0	$200,000,000 Amended and Restated Credit Agreement dated September 23, 2014, between Registrant and PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and Citizens Bank of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. Foster Company
(Registrant)

Date: September 26, 2014	By: /s/ David J. Russo
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.0	$200,000,000 Amended and Restated Credit Agreement dated September 23, 2014, between Registrant and PNC Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., and Citizens Bank of Pennsylvania.